                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.  )(1)


                         Corsair Communication, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 220406-10-2
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                June 22, 1998
--------------------------------------------------------------------------------
           (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                      (Continued on the following pages)

                             (Page 1 of 8 Pages)

------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 220406-10-2                  13G                   PAGE 2 OF 13 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             1,848,209
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          1,848,209
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,848,209
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO, IA
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 3 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             1,817,076
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          1,817,076
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,817,076
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 4 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             924,105
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          924,105
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      924,105
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 5 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT GLOBAL GECC LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             924,105
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          924,105
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      924,105
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 6 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DIGITAL MEDIA AND COMMUNICATIONS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             270,305
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          270,305
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,305
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 7 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLOBAL PRIVATE EQUITY LIMITED II PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             622,666
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          622,666
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      622,666
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2                  13G                   PAGE 8 OF 13 PAGES


--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ADVENT PARTNERS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
     NUMBER OF
       SHARES             31,133
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6    SHARED VOTING POWER
        EACH
      REPORTING           NONE
       PERSON      -----------------------------------------------------------
        WITH        7     SOLE DISPOSITIVE POWER

                          31,133
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          NONE
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      31,133
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 220406-10-2          Schedule 13G                      Page 9 of 13


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Corsair Communications, Inc. a Delaware Corporation (the "Corporation"). The address of the principal executive office of the Corporation is 3408 Hilview Avenue, Palo Alto, CA 94304.


ITEM 2.

         (a)(b)(c) This statement is being filed by the following entities:


         (1)      Advent International Corporation, a Delaware corporation;

         (2) Advent International Limited Partnership, a Delaware limited partnership;

         (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

         (4) Digital Media and Communications Limited Partnership, a Delaware limited partnership;

         (5) Global Private Equity II Limited Partnership, a Delaware limited partnership;

         (6) Advent Global GECC Limited Partnership, a Delaware limited partnership;

         (7) Advent Partners Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

         (d)(e)   This statement relates to the Common Stock, par value
                  $.001 per share (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 220406-10-2.


ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).

CUSIP NO. 220406-10-2          Schedule 13G                      Page 10 of 13




ITEM 4.  OWNERSHIP.

         (a)(b) The following table sets forth the aggregate number and percentage (based upon the number of Common Stock outstanding as of June 22, 1998) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                       Number of Shares
                                                              --------------------------------     Percentage
                                                                           Under                    of Shares
Reporting Person                                                Common    Warrants     Total       Outstanding
--------------------------------------------------------------------------------------------------------------

Advent Global GECC Limited Partnership (1)                      924,105                924,105          5.2%
                                                              ---------              ---------         ----
Advent Global Management Limited Partnership (1)                924,105                924,105          5.2%

Digital Media and Communications Limited Partnership (2)        270,305                270,305          1.5%

Global Private Equity II Limited Partnership. (2)               622,666                622,666          3.5%
                                                              ---------              ---------         ----
Advent International Limited Partnership (1),(2)              1,848,209              1,848,209         10.3%
                                                              ---------              ---------         ----
Advent Partners Limited Partnership (3)                          31,133                 31,133          0.2%
                                                              ---------              ---------         ----
Advent International Corporation                              1,848,209              1,848,209         10.5%
                                                              =========              =========         ====

Total Group Ownership                                         1,848,209              1,848,209         10.5%
                                                              =========              =========         ====




     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP"), which in turn is the General Partner of Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global GECC Limited Partnership ("GECC"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

     (2) AIC is the General Partner of AILP, which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

     (3) AIC is the General Partner of Advent Partners Limited Partnership ("Partners "). As such, AIC has the sole power to vote and dispose of the securities of the indicated reporting person. The beneficial ownership of AIC derives from such power.

CUSIP NO. 220406-10-2          Schedule 13G                      Page 11 of 13



     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.














            (The Remainder of This Page Is Intentionally Left Blank)

CUSIP NO. 220406-10-2          Schedule 13G                      Page 12 of 13



ITEM 10.  CERTIFICATION.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


July 1, 1998



ADVENT INTERNATIONAL CORPORATION

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President


ADVENT INTERNATIONAL LIMITED PARTNERSHIP

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President


ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP

By: Advent International Limited Partnership,
    General Partner

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President


DIGITAL MEDIA AND COMMUNICATIONS LIMITED PARTNERSHIP

By: Advent International Limited Partnership,
    General Partner

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President

CUSIP NO. 220406-10-2          Schedule 13G                      Page 13 of 13




GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP

By: Advent International Limited Partnership,
    General Partner

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President


ADVENT GLOBAL GECC LIMITED PARTNERSHIP

By: Advent Global Management Limited Partnership,
    General Partner

By: Advent International Limited Partnership,
    General Partner

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President


ADVENT PARTNERS LIMITED PARTNERSHIP

By: Advent International Corporation,
    General Partner

By: /s/ Janet L. Hennessy
    --------------------------------------
    Janet L. Hennessy
    Vice President